Exhibit 99.1

Contacts:	Amy Glynn/Nick Laudico
Devra Shapiro	The Ruth Group
IPC The Hospitalist Company, Inc.	(646) 536-7023/7030
(818) 766-3502	aglynn@theruthgroup.com
nlaudico@theruthgroup.com

IPC The Hospitalist Company Reports Record Third Quarter 2010 Results

North Hollywood, CA — October 27, 2010 — IPC The Hospitalist Company, Inc. (NASDAQ: IPCM), a leading national hospitalist physician group practice, today announced record financial results for the third quarter ended September 30, 2010.

Third Quarter 2010 Highlights (comparisons are to third quarter 2009):

•	Net revenue increased 17% to $90.9 million, with same-market area patient net revenue growth of 15%

•	Patient encounters increased 16% to 957,000

•	Income from operations rose 27% to $9.4 million

•	Operating margin improved 80 basis points to 10.4%

•	Net income increased 31% to $6.1 million, or $0.37 per diluted share

Nine Months Ended September 30, 2010 Highlights (comparisons are to nine months ended September 30, 2009):

•	Net revenue increased 17% to $266.2 million, with same-market area patient net revenue growth of 13%

•	Patient encounters increased 15% to 2,804,000

•	Income from operations rose 26% to $27.8 million

•	Operating margin improved 80 basis points to 10.4%

•	Net income increased 30% to $17.2 million, or $1.04 per diluted share

Adam D. Singer, M.D., Chief Executive Officer of IPC The Hospitalist Company, stated, “In the third quarter, IPC continued to generate strong top-line revenue growth, delivering a record quarter with $90.9 million in revenues. At the same time, we also increased the profitability of the company with an 80 basis point improvement in operating margin.”

Dr. Singer added, “Our results are indicative of our sound strategy to grow the company through a combination of same market hires and practice acquisitions. We have closed ten acquisitions to date this year, including one acquisition that expanded our operations into a new geographical market. Our industry remains very fragmented. We have a full acquisition pipeline and will continue to pursue opportunities that fit with our growth strategy.”

Third Quarter 2010

Patient encounters for the three months ended September 30, 2010 increased 16.3% to 957,000, compared to 823,000 for the same period last year. Net revenue for the three months ended September 30, 2010 was $90.9 million, an increase of $13.4 million, or 17.3%, from $77.5 million for the three months ended September 30, 2009. Of this $13.4 million increase, $9.7 million, or 72.4%, was attributable to same-market area growth and $3.7 million, or 27.6%, was attributable to revenue generated from three new markets, two of which were entered through acquisitions in 2009 and one in 2010. Same-market encounters increased 13.0% and patient revenue per encounter increased 1.7% resulting in an increase in same-market patient revenue of 14.9%. Same-market hospital contract and other revenue decreased on a net basis primarily from less locum cost reimbursement, resulting in an overall 12.8% increase in same market net revenue.

Physician practice salaries, benefits and other expenses for the three months ended September 30, 2010 were $66.1 million, or 72.7% of net revenue, compared to $56.8 million, or 73.2% of net revenue, for the three months ended September 30, 2009.

General and administrative expenses were $14.7 million, or 16.2% of net revenue, for the three months ended September 30, 2010, as compared to $12.8 million, or 16.5% of net revenue, for the three months ended September 30, 2009.

Income from operations increased $2.0 million, or 27.1%, to $9.4 million, as compared to $7.4 million for the same period in the prior year. The operating margin increased to 10.4% for the three months ended September 30, 2010, up 80 basis points from an operating margin of 9.6% for the three months ended September 30, 2009.

The effective tax rate for the three months ended September 30, 2010 was 35.7% compared to 37.8% for the three months ended September 30, 2009. The decrease in the effective tax rate reflects a reduction in the Company’s tax liability for uncertain tax positions resulting from the lapse of statute of limitations and a reduction in its effective state tax rate.

Net income increased to $6.1 million for the three months ended September 30, 2010, as compared to $4.6 million for the three months ended September 30, 2009 and net income margin increased to 6.7% from 6.0% for the same period in the prior year. Earnings per diluted share for the third quarter of 2010 was $0.37, compared to earnings per diluted share of $0.28 for the third quarter of 2009, an increase of 31.8%.

Nine Months Ended September 30, 2010

Patient encounters for the nine months ended September 30, 2010 increased 15.4% to 2,804,000, compared to 2,429,000 for the same period last year. Net revenue for the nine months ended September 30, 2010 was $266.2 million, an increase of $37.8 million, or 16.6%, from $228.4 million for the nine months ended September 30, 2009. Of this $37.8 million increase, $26.2 million, or 69.3%, was attributable to same-market area growth and $11.6 million, or 30.7%, was attributable to revenue generated from three new markets, two of which were entered through acquisitions in 2009 and one in 2010. Same-market encounters increased 11.3% and patient revenue per encounter increased 1.6% resulting in an increase in same-market patient revenue of 13.1%. Same-market hospital contract and other revenue decreased on a net basis primarily from less locum cost reimbursement, resulting in an overall 11.5% increase in same-market net revenue.

Physician practice salaries, benefits and other expenses for the nine months ended September 30, 2010 were $192.8 million, or 72.4% of net revenue, compared to $166.7 million, or 73.0% of net revenue, for the nine months ended September 30, 2009.

General and administrative expenses were $43.7 million, or 16.4% of net revenue, for the nine months ended September 30, 2010, as compared to $37.9 million, or 16.6% of net revenue, for the nine months ended September 30, 2009.

Income from operations increased $5.8 million, or 26.2%, to $27.8 million, as compared to $22.0 million for the same period in the prior year. The operating margin increased to 10.4% for the nine months ended September 30, 2010, up 80 basis points from an operating margin of 9.6% for the nine months ended September 30, 2009.

The effective tax rate for the nine months ended September 30, 2010 was 37.9% compared to 39.2% for the nine months ended September 30, 2009. The decrease in the effective tax rate reflects a reduction in the Company’s tax liability for uncertain tax positions resulting from the lapse of statute of limitations and a reduction in its effective state tax rate. Without regard to tax legislation that may be passed in 2010, we expect our 2010 annual effective tax rate to be 38.1%.

Net income increased to $17.2 million for the nine months ended September 30, 2010, as compared to $13.3 million for the nine months ended September 30, 2009 and net income margin increased to 6.5% from 5.8% for the same period in the prior year. Earnings per diluted share for the nine month period ended September 30, 2010 was $1.04, compared to earnings per diluted share of $0.81 for the same period last year, an increase of 28.4%.

Liquidity and Capital Resources

As of September 30, 2010, the Company had approximately $79.1 million in liquidity, comprised of $49.2 million in cash and cash equivalents, no debt outstanding and an available line of credit of $29.9 million.

Net cash provided by operating activities for the nine months ended September 30, 2010 was $31.8 million, compared to $24.2 million for the same period of 2009. Days sales outstanding (DSO) decreased to 49.1 DSO as of September 30, 2010, compared to 54.1 DSO as of December 31, 2009. During the first nine months of 2010, $13.8 million was used for the acquisition of physician practices and for earn-out payments on prior acquisitions, compared to $14.4 million in the same period of the prior year.

2010 Guidance Update

The Company has updated the range of its guidance for the full year 2010 and expects revenue to be in the range of $357 million to $361 million and earnings per diluted share to be in the range of $1.39 to $1.43. This compares to previous expectations for revenue in the range of $352 million to $361 million and earnings per diluted share in the range of $1.34 to $1.43. The Company has provided this outlook based on the following assumptions: (i) weighted average shares outstanding of 16.6 million for the year; (ii) a 38.1% effective tax rate, and (iii) Congress passing legislation to prevent the scheduled December 1, 2010 reduction in the Medicare Physician Fee Schedule. Not included in the assumptions are (i) practice acquisitions completed after today’s date, and (ii) future gains or losses related to changes in estimates of earn-outs attributable to practice acquisitions that closed subsequent to December 31, 2008.

Conference Call Information

IPC The Hospitalist Company (IPC) will host an investor conference call to review the quarterly results at 5:00 p.m. ET (2:00 p.m. PT) today. To participate in the conference call, please dial 877-225-7695 (USA) or 720-545-0027 (International). In addition, a dial-up replay of the conference call will be available beginning October 27, 2010 at 8:00 p.m. ET (5:00 p.m. PT) and ending on November 10, 2010 at 11:59 p.m. The replay telephone number is 800-642-1687 (USA) or 706-645-9291 (International). Please use the conference ID number 18018557 to access the replay. A live webcast of the call will also be available from the Investor Relations section on the corporate web site at www.hospitalist.com. A webcast replay can be accessed on the corporate web site beginning October 27, 2010 at approximately 8:00 p.m. ET (5:00 p.m. PT) and will remain available until November 10, 2010 at 11:59 p.m.

About IPC The Hospitalist Company

IPC The Hospitalist Company, Inc. (Nasdaq: IPCM) is a leading physician group practice company focused on the delivery of hospitalist medicine and related facility-based services. IPC’s physicians and affiliated providers practice exclusively in hospitals or other inpatient facilities, including acute, sub-acute and long-term care settings. The Company offers its providers the comprehensive training, information technology, and management support systems necessary to improve the quality and reduce the cost of patient care in the facilities it serves. For more information, visit the IPC website at www.hospitalist.com.

Safe Harbor Statement

Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release may include, but are not limited to, those statements set forth under the section titled “2010 Guidance Update” regarding projected revenues and earnings, and statements regarding IPC’s acquisition and growth opportunities and strategy. Forward-looking statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions. Any forward-looking statements are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Company, may not be realized and are inherently subject to significant business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which are and will be beyond IPC’s control. Important risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements are described in IPC’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2010, including the section titled “Risk Factors”, and actual results could differ materially from those anticipated in forward-looking statements.

In particular the following risks and uncertainties may have such an impact:

•	failure to comply with complex and intensive government regulation of our industry;

•	the adequacy of IPC’s insurance coverage and insurance reserves;

•	IPC’s ability to recruit and retain qualified hospitalists;

•	IPC’s ability to successfully complete and integrate new acquisitions;

•	the effect of changes in rates or methods of third-party reimbursement; and

•	the high level of competition in IPC’s industry.

IPC undertakes no obligation following the date of this press release to update or revise any such statements or projections whether as a result of new information, future events, or otherwise.

IPC The Hospitalist Company, Inc.

Consolidated Balance Sheets

(dollars in thousands, except for share data)

	September 30, 2010	December 31, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$49,164	$31,473
Accounts receivable, net	48,466	48,276
Prepaid expenses and other current assets	3,059	8,531

Total current assets	100,689	88,280
Furniture and equipment, net	3,607	3,011
Goodwill	104,552	91,701
Other intangible assets, net	2,202	2,776
Deferred tax assets, net	2,444	2,444

Total assets	$213,494	$188,212

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$4,082	$4,083
Accrued compensation	19,392	15,017
Payables for practice acquisitions	10,187	10,739
Medical malpractice and self-insurance reserves, current portion	391	706
Accrued professional liability settlement	—	750
Deferred tax liabilities	134	134

Total current liabilities	34,186	31,429
Medical malpractice and self-insurance reserves, less current portion	13,164	11,443
Other long-term liabilities	44	263

Total liabilities	47,394	43,135
Stockholders’ equity:
Preferred stock, $0.001 par value, 15,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized, 16,258,781 and 16,161,813 shares issued and outstanding at September 30, 2010 (unaudited) and December 31, 2009, respectively	16	16
Additional paid-in capital	129,315	125,527
Retained earnings	36,769	19,534

Total stockholders’ equity	166,100	145,077

Total liabilities and stockholders’ equity	$213,494	$188,212

IPC The Hospitalist Company, Inc.

Consolidated Statements of Income

(dollars in thousands, except for per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net revenue	$90,897	$77,521	$266,240	$228,361
Operating expenses:
Cost of services—physician practice salaries, benefits and other	66,051	56,768	192,763	166,716
General and administrative	14,724	12,784	43,704	37,927
Depreciation and amortization	678	536	1,983	1,699

Total operating expenses	81,453	70,088	238,450	206,342

Income from operations	9,444	7,433	27,790	22,019
Investment income	8	13	15	78
Interest expense	(22)	(23)	(66)	(271)

Income before income taxes	9,430	7,423	27,739	21,826
Income tax provision	3,364	2,804	10,504	8,565

Net income	$6,066	$4,619	$17,235	$13,261

Net income per share:
Basic	$0.37	$0.29	$1.06	$0.82

Diluted	$0.37	$0.28	$1.04	$0.81

Weighted average shares:
Basic	16,256,757	16,122,506	16,239,672	16,104,732

Diluted	16,541,032	16,455,740	16,570,868	16,308,935

IPC The Hospitalist Company, Inc.

Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Nine Months Ended September 30,
	2010	2009
Operating activities
Net income	$17,235	$13,261
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,983	1,699
Stock-based compensation expense	2,310	1,470
Tax liability reduction for uncertain tax positions	(219)	(38)
Change in acquisition fair value	207	—
Changes in assets and liabilities:
Accounts receivable	(190)	(1,823)
Prepaid expenses and other current assets	5,472	4,223
Accounts payable and accrued liabilities	(1)	327
Accrued compensation	4,375	4,929
Medical malpractice and self-insurance reserves	1,406	123
Accrued professional liability settlement	(750)	—

Net cash provided by operating activities	31,828	24,171

Investing activities
Acquisitions of physician practices	(13,788)	(14,407)
Purchase of furniture and equipment	(1,827)	(1,369)

Net cash used in investing activities	(15,615)	(15,776)

Financing activities
Repayments of long-term debt, net	—	(8,839)
Net proceeds from issuance of common stock	1,133	599
Excess tax benefits from stock-based compensation	345	280

Net cash provided by (used in) financing activities	1,478	(7,960)

Net increase in cash and cash equivalents	17,691	435
Cash and cash equivalents, beginning of period	31,473	37,394

Cash and cash equivalents, end of period	$49,164	$37,829

IPC The Hospitalist Company, Inc.

Operating Data

(unaudited)

Patient Encounter Data:

The following is a summary of our patient encounters for the seven consecutive quarters ended September 30, 2010:

	Quarter Ended
	Mar 31 2009	Jun 30 2009	Sep 30 2009	Dec 31 2009	Mar 31 2010	Jun 30 2010	Sep 30 2010
Patient encounters	810,000	796,000	823,000	865,000	927,000	920,000	957,000

Employee Data:

The following is a summary of our affiliated hospitalists employed or contracted at the end of seven consecutive quarters ended September 30, 2010:

	Quarter Ended
	Mar 31 2009	Jun 30 2009	Sep 30 2009	Dec 31 2009	Mar 31 2010	Jun 30 2010	Sep 30 2010
Employed physicians	589	606	665	703	704	706	742
Nurse practitioners and physician assistants	85	85	104	105	107	117	119
Independent contracted physicians	167	187	216	228	221	214	192

Total	841	878	985	1,036	1,032	1,037	1,053